Consent of Independent Accountants



The Board of Directors
Energy Research Corporation:



We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; and 333-63833) of Energy
Research Corporation our report dated January 22, 1999, relating to the consolidated balance sheets of Energy Research Corporation as of October 31, 1998 and 1997, and the related consolidated statements of income (loss), changes in common shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 1998, which report appears in the October 31, 1998 annual report on Form 10-K of Energy Research Corporation.


KPMG LLP

January 28, 1999
Stamford, CT